Exhibit 99.1

Six Flags Completes Financing of Partnership Parks “Put” Obligations

•                  Announces Payment of Interest on Senior Notes Due 2013

•                  Takes Advantage of 30-Day Grace Period Related to Interest Payment on Convertible Senior Notes Due 2015

NEW YORK, NY — May 15, 2009 — Six Flags, Inc. (OTCBB: SIXF) announced today that it received the proceeds of a loan from a subsidiary of Time Warner Inc. to fund approximately $53 million of 2009 “put” obligations related to its Six Flags Over Texas and Six Flags Over Georgia parks, including Six Flags White Water Atlanta (the “Partnership Parks”).

The Company had previously announced that, as of the end of the 2009 “put” period on April 28, 2009, it had received “put” notices from holders of units in the limited partnerships that own the Partnership Parks, with an aggregate “put” price of approximately $66 million.   The general partner of the Georgia limited partnership elected to purchase Georgia units having a total purchase price of approximately $7 million, and an additional $6 million of the “put” obligations was funded with cash that was being held in escrow.

A subsidiary of Time Warner loaned approximately $53 million to the Company’s subsidiaries that are obligated to fund the “put” obligations.  Interest on the loan will accrue at a rate of 14% per year, and the principal amount of the loan matures on March 15, 2011.  The loan requires semi-annual prepayments with the proceeds received by the Company related to the Partnership Parks limited partnership units owned by the Company’s subsidiaries.  The loan is guaranteed by Six Flags, Inc., Six Flags Operations Inc. and Six Flags Theme Parks Inc. up to an aggregate amount of $10 million.

The Company also announced that on May 14, 2009, it irrevocably paid in immediately available funds to the paying agent of its 9 3/4% Senior Notes due 2013 (the “2013 Notes”), interest on the 2013 Notes in the amount of approximately $7 million previously due on April 15, 2009, together with the additional interest owed, and distributed notices to the holders in connection with such payment, in accordance with the indenture.

The Company has also chosen to take advantage of the applicable 30-day grace period for making the semi-annual interest payment of approximately $6 million due on its 4 ½ Convertible Senior Notes due 2015 (the “Convertible Notes”) as it continues to assess and evaluate the Company’s restructuring options.  Under the applicable indenture relating to the Convertible Notes, use of the 30-day grace period does not constitute a default that permits acceleration of the Convertible Notes or any other indebtedness.  Additional details regarding the Convertible Notes are available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

About Six Flags

Six Flags, Inc. is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada, and soon will be expanding beyond North America with destinations in Dubai and Qatar.  Since 1961, hundreds of millions of families have trusted Six Flags to combine friendly-clean-fast-safe service with affordable, value-packed thrills, record-shattering roller coasters and special events like the Summer Concert Series, Fright Fest and Holiday in the Park. Six Flags’ wide array of entertainment options reaches all demographics - families, teens, tweens and thrill seekers alike - featuring themed attractions based on skateboarding legend Tony Hawk, the ultimate daredevil Evel Knievel, movie franchises The Dark Knight and The Mummy; as well as world-renowned, kid-friendly brands including Looney Tunes, the Justice League of America, The Wiggles and Thomas the Tank Engine.

Six Flags continues to develop new avenues for growth, acquiring ownership and management of Dick Clark Productions, producer of such perennial television hits as the American Music Awards, the Golden Globe Awards, the Academy of Country Music Awards, Dick Clark’s New Year’s Rockin’ Eve and So You Think You Can Dance. Six Flags, Inc. is a publicly-traded corporation headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  These risks and uncertainties include, among others, Six Flags’ success in implementing a restructuring plan and the adequacy of cash flows from operations, available cash and available amounts under its credit facility to meet its future liquidity needs.  Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Important factors, including the failure to successfully consummate a restructuring and factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations.  Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Preliminary Proxy Statement for its 2009 Annual Meeting, and its other filings and submissions with the Securities and Exchange Commission, which are available free of charge on Six Flags’ website http://www.sixflags.com.

Website: http://www.sixflags.com

# # #

Media Contact: Sandra Daniels - (212) 652-9393

Investor Relations: William Schmitt - (203) 682-8200